Exhibit 10.3

FORM OF

AMENDMENT NO. 1 TO LOAN AGREEMENT

This Amendment No. 1 to Loan Agreement (this “Amendment”) is entered into as of June 17, 2020 by and among Monitronics International, Inc., a Delaware corporation (“Borrower”), the Guarantors party hereto, certain Lenders (as defined below) party hereto and Cortland Capital Market Services LLC, as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS

A. Borrower is a party to that certain Loan Agreement dated as of August 30, 2019, by and among the Borrower, the Guarantors from time to time party thereto, the Administrative Agent and the lenders from time to time party thereto (the “Lenders”) (as amended as set forth herein, the “Loan Agreement”).

B. The Borrower has requested to make certain amendments to the Loan Agreement, as authorized by Section 10.01 of the Loan Agreement.

Now, therefore, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the Lenders party hereto (which constitute the Required Lenders) and the Borrower hereby acknowledge, agree and consent to the following:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to such terms in the Loan Agreement.

2. Interpretation. The rules of interpretation set forth in Section 1.02 of the Loan Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

3. Amendments.

(a) Defined Terms. Section 1.01 of the Loan Agreement is hereby amended as follows:

(i) The defined term “Aggregate Purchase Price” is hereby replaced in its entirety by the following:

““Aggregate Purchase Price” means, with respect to any period, the total consideration paid for all Permitted Portfolio Purchases (including the amount of any Holdback Debt and any liabilities assumed in connection therewith, but excluding the amount of any Earnouts paid or payable with respect to such Permitted Portfolio Purchases) completed by the Borrower and its Subsidiaries during such period.”

(ii)  The following defined terms are added in the correct alphabetical order:

““Amendment No. 1” means Amendment No. 1 to the Loan Agreement dated as of June 17, 2020 among the Borrower, the Guarantors party thereto, certain Lenders and the Administrative Agent.

“Amendment No. 1 Acquisition” means the acquisition of a portfolio of Monitoring Contracts pursuant to the terms of the Amendment No. 1 Acquisition Agreement.

“Amendment No. 1 Acquisition Agreement” means the Asset Purchase Agreement dated as of June 17, 2020 between the Borrower and Protect America, Inc. as in effect on the Amendment No. 1 Effective Date (or as may be amended or modified, or as any provision as in effect on the Amendment No. 1 Effective Date may be waived by the Borrower, as consented to by the Required Lenders (which consent may be communicated via electronic mail sent by the Administrative Agent (acting at the direction of the Required Lenders, which direction may be communicated via electronic mail sent by any of the Lender Group Advisors))).

“Amendment No. 1 Effective Date” has the meaning given in Amendment No. 1.”

“Earnout” or “earnout” means with respect to any Permitted Acquisition or other Investment, or Permitted Portfolio Purchase, the unsecured obligations of any Loan Party or Subsidiary to make further purchase price payments or contingency payments to the seller in such Permitted Acquisition, Investment or Permitted Portfolio Purchase after the initial date of consummation of such Permitted Acquisition, Investment or Permitted Portfolio Purchase (including payments that are entitled “earnout” payments, adjustments of purchase price, holdbacks or similar obligations), which may or may not be performance-based or contingent.

“Permitted Comparable Acquisition” means any acquisition of portfolios of Monitoring Contracts and related assets permitted by Section 7.03(h) structured similarly to the Amendment No. 1 Acquisition (including the Earnout applicable thereto) and any acquisition of portfolios of Monitoring Contracts and related assets permitted by Section 7.03(h) structured to include Earnouts.”

(iii)  The defined term “Consolidated EBITDA” is hereby replaced in its entirety by the following:

““Consolidated EBITDA” means, for any period, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis plus, without duplication, (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state (including Texas margin tax), local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) non-cash or non-recurring (even if cash) costs, expenses, charges and other items reducing such Consolidated Net Income; provided that such non-recurring cash costs, expenses, charges and other cash items shall not exceed the sum of (A) 15% of Consolidated EBITDA for such period (calculated prior to giving effect to this proviso of clause (a)(iv) and any pro forma adjustments for such period but which may include those cash costs incurred in connection with the 3G Conversion (the “3G Conversion Costs”) prior to utilizing amounts under clause (B) below) and (B) solely with respect to 3G Conversion Costs and solely for purposes of determining Excess Cash Flow and Section 7.11, $80,000,000, (v) Transaction Costs deducted in determining such Consolidated Net Income, (vi) severance costs and charges, closure costs, relocation costs, expenses or fees and restructuring costs and charges, to the extent deducted in determining such Consolidated Net Income, (vii) without duplication of any pro forma adjustments to Consolidated EBITDA due to such actions, any salary, benefits and other costs resulting in savings and other synergies in connection with acquisitions permitted under Section 7.03(g) that (A) are a result of actions taken or expected to be taken in connection with such an acquisition and are realized or expected to be realized by the Borrower in good faith in each case within eighteen (18) months of the consummation of such acquisition, (B) are in an aggregate amount in any period not to exceed 15% of Consolidated EBITDA for such period

(calculated prior to giving effect to this clause (a)(vii) and any pro forma adjustments for such period) and (C) are reasonably identifiable, factually supportable and certified by a financial officer of the Borrower on behalf of the Borrower in a certificate delivered to the Administrative Agent, (viii) [reserved], and (ix) Creation Costs expensed during such period, and minus, without duplication, (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state (including Texas margin tax), local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income or non-recurring (even if cash) gains and other items increasing such Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such period). For purposes of the computation of the Consolidated Total Leverage Ratio (a) for any period during which a purchase or other acquisition is made by any Loan Party pursuant to Section 7.03(g) and (h), Consolidated EBITDA shall be calculated on a pro forma basis as if such purchase or other acquisition was consummated (and any related Indebtedness incurred) on the first day of such period and (b) for any period during which a Subsidiary or business was Disposed of, Consolidated EBITDA shall be calculated on a pro forma basis as if such Subsidiary or business had been Disposed of on the first day of such period. Notwithstanding the foregoing, the adjustment made under clause (a)(ix) for any period of determination shall be the lesser of (1) 31 multiplied by Gross RMR Created for such period and (2) the actual Creation Costs for such period associated with the creation of any Gross RMR Created, less capitalized Creation Costs. For the avoidance of doubt, and notwithstanding anything to the contrary herein, in no event shall any amount deducted from Consolidated Net Income as a result of the Permitted Acquisition CNI Deductions be added back to Consolidated Net Income under any of clauses (a)(i) through (a)(ix) of the first sentence of this definition for purposes of determining Consolidated EBITDA.”

(iv)  The defined term “Consolidated Net Income” is hereby replaced in its entirety by the following:

““Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for any period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that the Borrower’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso) and (d) any gains (or losses) realized as a result of the recognition of non-recurring credits (or charges) for such period; provided, further, that, without duplication, Consolidated Net Income (i) for each of the first two quarters after the closing of the Amendment No. 1 Acquisition shall be reduced by $7,500,000, (ii) for each of the first two quarters after the closing of any Permitted Comparable Acquisition shall be reduced by 50% of the upfront cash purchase price or other payments attributable to such Permitted Comparable Acquisition and (iii) for any applicable period shall be reduced by Earnouts paid or payable with respect to the Amendment No. 1 Acquisition or any Permitted Comparable Acquisition in such period (the deductions to Consolidated Net Income described in clauses (i) through (iii) of this proviso, collectively the “Permitted Acquisition CNI Deductions”).”

(v)  The defined term “Consolidated Senior Secured RMR Leverage Ratio” is hereby replaced in its entirety by the following:

““Consolidated Senior Secured RMR Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness as of such date to (b) RMR of the Borrower and its Subsidiaries on a consolidated basis as of the end of the fiscal quarter most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) (except (i) only 18% of the RMR for the applicable period attributable to Monitoring Contracts purchased pursuant to the Amendment No. 1 Acquisition while any Earnout is applicable thereto shall be included in the calculation of this clause (b), and (ii) only 18% of the RMR for the applicable period attributable to Monitoring Contracts purchased pursuant to any Permitted Comparable Acquisition while any Earnout is applicable thereto shall be included in the calculation of this clause (b)).

For purposes of the computation of the Consolidated Senior Secured RMR Leverage Ratio (a) for any period during which a purchase or other acquisition is made by any Loan Party pursuant to Section 7.03(g), RMR shall be calculated on a pro forma basis as if such purchase or other acquisition was consummated (and any related Indebtedness incurred) on the first day of such period, (b) RMR shall in no event include (i) more than 18% of the RMR for the applicable period attributable to Monitoring Contracts purchased pursuant to the Amendment No. 1 Acquisition while any Earnout is applicable thereto, or (ii) more than 18% of the RMR for the applicable period attributable to Monitoring Contracts purchased pursuant to any Permitted Comparable Acquisition while any Earnout is applicable thereto and (c) for any period during which a Subsidiary or business was Disposed of, RMR shall be calculated on a pro forma basis as if such Subsidiary or business had been Disposed of on the first day of such period.”

(vi)  The defined term “Eligible RMR” is hereby replaced in its entirety by the following:

““Eligible RMR” means, as of any time, 100% of the aggregate amount of (a) RMR subject to billing under Monitoring Contracts between customers and the Loan Parties and (b) 14.6/28 of RMR under agreements to provide wholesale monitoring services (provided that the amount under this clause (b) shall not exceed 5% of total Eligible RMR), in each case, in effect in which no person other than the Loan Parties or any of their Subsidiaries and the Administrative Agent has any interest (other than (x) Permitted Liens that rank junior to the Liens securing the Obligations and (y) Liens permitted by Section 7.01(m); provided that not more than 5% of Eligible RMR shall be derived from Monitoring Contracts subject to such Liens); provided that Eligible RMR will not include:

(i)  any revenue from customers whose balances are more than 90 days past due;

(ii)  any revenue that is not periodic in nature, but rather relates to installation purchase payments or one-time assessments or charges;

(iii)  any revenue from standalone service agreements and extended repair service, maintenance or inspection agreements that are not provided in conjunction with alarm monitoring;

(iv)  any revenue from Monitoring Contracts that (A) do not have FICO Scores (unless such Monitoring Contracts are for commercial accounts with acceptable credit reviews pursuant to customary credit criteria for commercial subscribers) or (B) have FICO Scores less than 625; provided that, notwithstanding the foregoing, (x) not more than 2% of Eligible RMR can be comprised of Monitoring Contracts that have FICO Scores of less than 600, (y) not more than 15% of Eligible RMR can be comprised of Monitoring Contracts that have FICO Scores of greater than 599, but less than 625 and (z) not more than 6% of Eligible RMR (other than from commercial accounts with acceptable credit reviews pursuant to customary credit criteria for commercial subscribers) can be comprised of Monitoring Contracts that do not have FICO Scores;

(v)  reimbursement for or payment of any taxes, fees or other charges imposed by any Governmental Authority relative to the furnishing of alarm services or maintenance services;

(vi)  late fees or fees for not sufficient fund checks; and

(vii)  (I) more than 18% of the RMR attributable to Monitoring Contracts purchased pursuant to the Amendment No. 1 Acquisition while any Earnout is applicable thereto or (II) more than 18% of the RMR attributable to Monitoring Contracts purchased pursuant to any Permitted Comparable Acquisition while any Earnout is applicable thereto.”

(vii)  Clause (d) of the defined term “Indebtedness” is hereby replaced in its entirety by the following:

“(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business, (y) payments under Approved Alarm Purchase Agreements and (z) agreements providing for indemnification, contribution or Earnouts, in each case, incurred or assumed in connection with acquisitions or dispositions permitted under this Agreement, including the Amendment No. 1 Acquisition and any Permitted Comparable Acquisition);”.

(viii)  The defined term “Lender Group Advisors” is hereby replaced in its entirety by the following:

““Lender Group Advisors” means (x) Gibson, Dunn & Crutcher LLP, as legal counsel, (y) Evercore L.L.C., as financial advisor and (z) any other financial advisor, auditor, attorney, accountant, appraiser, auditor, business valuation expert, environmental engineer or consultant, turnaround consultant, and other consultants, professionals and experts retained by the Lender Group on or before the date hereof.”

(ix)  The defined term “Monitoring Contract” is hereby amended by replacing the parenthetical “(measured by RMR)” with the following:

“(measured by RMR (not including (i) more than 18% of the RMR attributable to Monitoring Contracts purchased pursuant to the Amendment No. 1 Acquisition while any Earnout is applicable thereto or (ii) more than 18% of the RMR attributable to Monitoring Contracts purchased pursuant to any Permitted Comparable Acquisition while any Earnout is applicable thereto))”.

(x)  The defined term “Purchased RMR” is hereby replaced in its entirety by the following:

““Purchased RMR” means any RMR associated with Monitoring Contracts purchased from a third party (including any RMR attributable to Monitoring Contracts purchased pursuant to the Amendment No. 1 Acquisition and any Permitted Comparable Acquisition).”

(b)  Additional Covenants. A new Section 6.23 is added to Article VI of the Loan Agreement as follows:

“6.23. Additional Covenants.

(a)  Commencing with the Amendment No. 1 Effective Date, the Required Lenders shall have the right to appoint an independent representative (the “Board Observer”) with expertise in the U.S. alarm monitoring industry, designated by the Required Lenders in their sole discretion (and consented to by the Borrower (such consent not to be unreasonably withheld, conditioned or delayed)), which Board Observer shall not be (x) a former officer or director of any of the Loan Parties or (y) an employee of a Lender or the Administrative Agent. The Board Observer shall: (i) receive notice of all meetings (both regular and special) of the board of directors of the Borrower (the “Board”), and each committee of the Board (such notice to be delivered or mailed to the Board Observer pursuant to written instructions delivered to the Borrower from time to time by the Required Lenders), at the same time as notice is given to the members of the Board and/or committee); (ii) be entitled to attend all such meetings (telephonically or in person, at the Board Observer’s discretion); (iii) receive all notices, information, reports and minutes of meetings, which are furnished (or made available) to the members of the Board and/or committee at the same time and in the same manner as the same is furnished (or made available) to such members; and (iv) be entitled to participate in all discussions conducted at such meetings; provided that the Board Observer shall have entered into a customary confidentiality agreement with the Borrower (which confidentiality agreement shall permit disclosure of any information received by the Board Observer to any Lender so long as such Lender complies with the provisions of Section 10.07 hereof with respect to any such information). For the avoidance of doubt, all Lenders and all lenders under the Exit Facilities Agreement shall have access to the Board Observer and any information provided to the Board Observer as may be agreed between each such Lender (or lender under the Exit Facilities Agreement) and the Board Observer, subject to the proviso in the immediately preceding sentence and the last sentence of this Section 6.23(a). If any action is proposed to be taken by the Board and/or committee thereof by written consent in lieu of a meeting, the Board shall provide written notice thereof to the Board Observer, which notice shall describe in reasonable detail the nature and substance of such proposed action and shall be delivered not later than the date upon which any member of the Board and/or committee receives the same. The Borrower shall provide the Board Observer with a copy of each such written consent not later than five (5) Business Days after it has been signed by a sufficient number of signatories to make it effective. The Board Observer shall not constitute a member of the Board or any committee thereof as a result of the exercise of its rights pursuant to this Section 6.23(a) and the Board Observer shall not be entitled to vote on any matters presented at meetings of the Board and/or committee or to consent to any matter as to which the consent of the Board and/or committee shall have been requested. The Borrower shall pay the Board Observer reasonable fees for services rendered (as reasonably acceptable to the Borrower and the Required Lenders), and shall reimburse the Board Observer for all reasonable out-of-pocket expenses incurred in connection with attending such meetings and/or exercising any rights under this Section 6.23(a). Notwithstanding anything to the contrary herein, the Board and/or committee, as applicable, may exclude the Board Observer from meetings or portions of meetings of the Board and/or committee or omit to provide the Board Observer with copies of written materials provided to the members of the Board and/or committee in connection with such meetings or copies of minutes of such meetings, if and only to the extent that the members of the Board and/or committee reasonably believe in good faith that such exclusion or omission is necessary in order to (i) avoid a conflict of interest in connection with the financing arrangements of the Loan Parties under the Loan Documents, including, without limitation, any discussion of contractual disagreements relating to the Loan Documents, or any discussions relating to strategy, negotiating positions or similar matters relating to the Loan Documents or a refinancing or replacement of the Obligations, (ii) fulfill the contractual obligations of any Loan Party or any of their respective Subsidiaries with respect to confidential or proprietary information of third parties, or (iii) protect the attorney-client privilege (including protecting any attorney work product) or if counsel to the Borrower or any other Loan Party advises that excluding the Board Observer from any such meeting or portion of a meeting or from receiving any written materials or minutes is reasonably necessary to protect any applicable attorney-client privilege; provided that, for the avoidance of doubt, in all cases the Borrower shall still be required to notify the Board Observer of all meetings under clause (i) of the first sentence of this Section 6.23(a) above regardless of whether the Board Observer is excluded from such meeting or portion of such meeting and provide the Board Observer (together with such notice) the criteria pursuant to which the Board Observer is being excluded from such meeting. In addition, the Borrower agrees that if practicable it shall provide at least two (2) Business Days’ prior notice (and if not practicable, as much prior notice as is practicable) to the Board Observer before disclosing to the Board Observer any material non-public information with respect to the Borrower and its Subsidiaries, whether such disclosure is contained in any written materials that would otherwise be provided to the Board Observer or would occur as a result of attendance at any meeting of the Board and/or any committee thereof. The Board Observer shall be subject to a confidentiality agreement with terms reasonably acceptable to the Board Observer and the Borrower (which confidentiality agreement shall permit disclosure of any information received by the Board Observer to any Lender so long as such Lender complies with the provisions of Section 10.07 hereof with respect to any such information).

(b)  The Borrower covenants that commencing on the Amendment No. 1 Effective Date, it shall provide access to a portion of the Platform (the “Private-Side Data Room”) to Lenders that are not Public Lenders (“Private-Side Lenders”) which shall include, without limitation, any information regarding the business, financial, legal or corporate affairs of any Loan Party or Subsidiary thereof as may be reasonably requested by the Required Lenders, including key performance indicators and reporting in form and scope reasonably requested by the Required Lenders.

(c)  On or prior to the twentieth (20th) Business Day of each fiscal quarter (or the first Business Day thereafter), the Borrower shall conduct a telephone conference with management of the Borrower, the Lender Group Advisors and Private-Side Lenders to discuss summary operating performance of the Loan Parties, business strategy of the Loan Parties and any information posted to the Private-Side Data Room, and shall permit questions from the Lender Group Advisors and Private Side Lenders and provide answers thereto.

(d)  In the event that the Borrower ceases to hold public investor conference calls in which Public Lenders may participate, on or prior to (i) the sixtieth (60th) day after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or the first Business Day thereafter) and (ii) the seventy-fifth (75th) day after the end of the fourth fiscal quarter of each fiscal year of the Borrower (or the first Business Day thereafter), the Borrower shall conduct a telephone conference with management of the Borrower, Public Lenders and any Private Lenders who choose to attend such conference call, during which conference call the Borrower shall discuss year-to-date financial conditions and results of operations for such fiscal quarter or year of the Loan Parties, and shall permit questions from the Lenders and provide answers thereto.”

(c)  Amendment to Section 7.03(h). Section 7.03(h) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(h) (i) acquisitions of Monitoring Contracts pursuant to an Approved Alarm Purchase Agreement or (ii) acquisitions of portfolios of Monitoring Contracts (in each case, a “Permitted

Portfolio Purchase”) so long as (x) the Aggregate Purchase Price for each such Permitted Portfolio Purchase does not exceed (A) for the fiscal year of the Borrower ending December 31, 2020, $75,000,000 in the aggregate (which amount for the avoidance of doubt shall not be reduced by the Aggregate Purchase Price payable in connection with the Amendment No. 1 Acquisition) and (B) thereafter, $50,000,000 in the aggregate in any fiscal year of the Borrower, (y) no Default or Event of Default has occurred and is continuing and (z) at the time of such Permitted Portfolio Purchase and after giving effect thereto, pro forma Liquidity is at least $25,000,000”.

(d)  Section 7.15 of the Loan Agreement is hereby amended to (i) add “(a)” to the beginning thereof, (ii) add “; and” prior to the period therein and (iii) insert new clause (b) to read as follows:

“(b) modify the terms of the “Initial Cash Purchase Price” or the Earnout in respect of the Amendment No. 1 Acquisition, whether pursuant to an amendment or other modification to the Amendment No. 1 Acquisition Agreement or other written agreement, without the prior consent of the Required Lenders (which consent may be communicated via electronic mail sent by the Administrative Agent (acting at the direction of the Required Lenders, which direction may be communicated via electronic mail sent by any of the Lender Group Advisors))”.

(e)  Section 7.18(c) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(c) optional prepayments of any Indebtedness permitted to be incurred pursuant to Section 7.02; provided that, other than optional prepayments (x) made in respect of the Exit Indebtedness and (y) made with the proceeds of the issuance of Qualified Equity Interests of the Borrower, such optional prepayments shall be subject to (i) no Default or Event of Default existing or resulting therefrom, (ii) the Consolidated Total Leverage Ratio, calculated on a pro forma basis with respect to such any such prepayments, shall not be greater than the Specified Ratio and (iii) immediately before and immediately after giving effect to any such prepayment, pro forma Liquidity of no less than $25,000,000; provided that, other than optional prepayments (x) made in respect of the Exit Indebtedness and (y) made with the proceeds of the issuance of Qualified Equity Interests of the Borrower, the amounts described in this clause (c) shall not, when combined with Restricted Payments permitted to be made under Section 7.06(f), exceed $15,000,000 in the aggregate in any fiscal year; provided, further, that any payment made to buy out, accelerate or settle prior to the date when otherwise due any Earnout in respect of any Permitted Comparable Acquisition (including any payment that would not otherwise be due but for an amendment or other modification to the definitive acquisition agreement in respect of such Permitted Comparable Acquisition or other written agreement) shall be deemed to be an optional prepayment of Indebtedness which is subject to the requirements under this clause (c) in order to be permitted under this Agreement; and”.

(f)  Section 8.01(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in (A) any of Section 6.03, 6.05 (with respect to the Borrower), 6.10, 6.11, 6.12, 6.15 or Article VII; or (B) any of Section 6.01, 6.02 and 6.23 and such failure continues for 10 days after the earlier of (x) actual knowledge thereof by any Responsible Officer or (y) receipt by the Borrower of a Notice of Default with respect thereto; or”.

4.  Conditions to Effectiveness. The Amendment shall become effective on the date (such date, the “Amendment No. 1 Effective Date”) upon which each of the conditions precedent set forth below have been satisfied:

(a)  The Administrative Agent (or its counsel) shall have received a counterpart of this Amendment signed by each of the Administrative Agent, the Borrower, the Guarantors and the Required Lenders.

(b)  The Administrative Agent shall have received all fees and expenses due to be paid to it in connection with this Amendment to the extent invoiced at least one Business Day prior to the Amendment No. 1 Effective Date. Without limiting the foregoing, the Administrative Agent shall have received reimbursement for the fees and expenses of counsel to the Administrative Agent incurred in connection with the Loan Agreement and this Amendment to the extent invoiced at least one Business Day prior to the Amendment No. 1 Effective Date.

(c)  The Lender Group Advisors shall have received all fees and expenses due to be paid to them in connection with this Amendment to the extent invoiced at least one Business Day prior to the Amendment No. 1 Effective Date. Without limiting the foregoing, Gibson, Dunn & Crutcher LLP shall have received the fees and expenses incurred in connection with the Loan Agreement and this Amendment to the extent invoiced at least one Business Day prior to the Amendment No. 1 Effective Date.

(d)  (i) The Administrative Agent and the Lender Group shall have received true and complete copies of the Amendment No. 1 Acquisition Agreement and schedules thereto, duly executed by the parties thereto, together with all material agreements, instruments and other documents delivered in connection therewith as the Lender Group may request and (ii) the Amendment No. 1 Acquisition shall have been consummated, each of clauses (i) and (ii) as certified in a certificate of the Borrower signed by a Responsible Officer of the Borrower.

(e)  The Administrative Agent and the Lender Group shall have received a certificate of the Borrower signed by a Responsible Officer of the Borrower certifying the following:

(i)  the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Loan Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Amendment No. 1 Effective Date in all material respects (or with respect to representations and warranties qualified by materiality, in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date in all material respects (or with respect to representations and warranties qualified by materiality, in all respects), and except that for purposes of this Section 4(e)(i), the representations and warranties contained in Sections 5.05(a) and (b) of the Loan Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Loan Agreement, respectively.

(ii)  No Default exists as of the Amendment No. 1 Effective Date, or would result from the execution, delivery and performance of the Amendment No. 1 Acquisition Agreement, the Amendment No. 1 Acquisition and any other transactions contemplated by this Amendment.

5. Reference to and Effect Upon the Loan Agreement.

(a)  Except as specifically amended hereby, the Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. This Amendment shall constitute and be designated a “Loan Document” for purposes of the Loan Agreement.

(b)  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Loan Agreement or any Loan Document, nor constitute a waiver of any provision of the Loan Agreement or any Loan Document, except as specifically set forth herein. From and after the Amendment No. 1 Effective Date, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Loan Agreement as amended by this Amendment. This Amendment shall not constitute a novation of the Loan Agreement.

6.  Costs; Expenses; Indemnification. Borrower hereby affirms its obligation under Section 10.04 of the Loan Agreement to reimburse the Administrative Agent and the Lenders for all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and the Lenders in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable fees, charges and disbursements of one firm of separate counsel for each of the Administrative Agent and the Lender Group (including the Lender Group Advisor). This Amendment is subject to the provisions of Sections 10.04(b), (c) and (d) of the Credit Agreement, the provisions of which are by this reference incorporated herein in full.

7.  GOVERNING LAW; ETC. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THIS AMENDMENT IS SUBJECT TO THE PROVISIONS OF SECTIONS 10.14(b) THROUGH (d) AND 10.15 OF THE LOAN AGREEMENT RELATING TO SUBMISSION TO JURISDICTION, VENUE, SERVICE OF PROCESS AND WAIVER OF RIGHT TO TRIAL BY JURY, THE PROVISIONS WHICH ARE BY THIS REFERENCE INCORPORATED HEREIN IN FULL.

8. Headings. Section headings herein are included for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means (including “.pdf”) shall be effective as delivery of a manually executed counterpart of this Amendment.

10. Severability. If any provision of this Amendment or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. Direction. Each of the Lenders party hereto, constituting the Required Lenders, (a) hereby authorizes and directs the Administrative Agent to execute and deliver its acknowledgment to this Amendment, and (b) hereby acknowledges and agrees that the direction in this Section 11 constitutes a direction from the Required Lenders under the provisions of Article IX of the Loan Agreement and (y) the provisions of Article IX and Section 10.04 of the Loan Agreement shall apply to any and all actions taken by the Administrative Agent in accordance with such direction.

[Signature Pages Omitted]